EXHIBIT 99.1

News from Xerox Holdings Corporation

Xerox Releases Second-Quarter Results
Reinvention drives sequential operating and financial improvements in Q2; Company revises full-year outlook, reiterates three-year adjusted operating income improvement target

Financial Summary
Q2 2024
•Revenue of $1.58 billion, down 10 percent, or 9.6 percent in constant currency.
•GAAP net income of $18 million, or $0.11 per share, up $79 million or $0.52 per share, year-over-year, respectively.
•Adjusted net income of $41 million, or $0.29 per share, down $31 million or $0.15 per share, year-over-year, respectively.
•Adjusted operating margin of 5.4 percent, down 70 basis points year-over-year.
•Operating cash flow of $123 million, up $28 million year-over-year.
•Free cash flow of $115 million, up $27 million year-over-year.
•Lowered 2024 revenue guidance to a range of -5% to -6% in constant currency to reflect incremental strategic actions, adjusted operating income guidance to at least 6.5%, and free cash flow guidance to at least $550 million.
•Maintained $300 million adjusted operating income improvement target over 2023 levels by the end of 2026.
NORWALK, Conn., July 25, 2024 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2024 second-quarter results.
"The comprehensive and strategic operating model changes implemented in Q1 caused a short period of disruption but are delivering the intended improvements in financial results. Adjusted operating income margin, free cash flow and revenue trajectory improved sequentially in Q2. Momentum in orders, enhanced sales operations and new product initiatives are expected to drive a return to revenue growth in the second half of the year,” said Steve Bandrowczak, chief executive officer at Xerox. “Q2 results give us confidence Xerox’s new operating model, which is more streamlined and closely aligned to the economic buyers of our products and services, is enabling the operating improvements required to deliver an incremental $300 million of adjusted operating income over 2023 levels and a return to double-digit adjusted operating income margin by 2026.”
Second-Quarter Key Financial Results

(in millions, except per share data)	Q2 2024	Q2 2023	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,578	$1,754	$(176)	(10.0)% AC (9.6)% CC1
Gross Profit	$520	$597	$(77)	(12.9)%
Gross Margin	33.0%	34.0%	(100) bps
RD&E %	3.2%	3.2%	—
SAG %	24.9%	24.7%	(20) bps
Pre-Tax Income (Loss)[2]	$25	$(89)	$114	NM
Pre-Tax Income (Loss) Margin[2]	1.6%	(5.1)%	670 bps
Gross Profit - Adjusted[1]	$528	$597	$(69)	(11.6)%
Gross Margin - Adjusted[1]	33.5%	34.0%	(50) bps
Operating Income - Adjusted[1]	$85	$107	$(22)	(20.6)%
Operating Income Margin - Adjusted[1]	5.4%	6.1%	(70) bps
GAAP Diluted Earnings (Loss) per Share[2]	$0.11	$(0.41)	$0.52	NM
Diluted Earnings Per Share - Adjusted[1]	$0.29	$0.44	$(0.15)	(34.1)%

Second-Quarter Segment Results

(in millions)	Q2 2024	Q2 2023	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$1,508	$1,674	$(166)	(9.9)%
XFS	89	101	(12)	(11.9)%
Intersegment Elimination[3]	(19)	(21)	2	(9.5)%
Total Revenue	$1,578	$1,754	$(176)	(10.0)%
Profit
Print and Other	$81	$107	$(26)	(24.3)%
XFS	4	—	4	NM
Total Profit	$85	$107	$(22)	(20.6)%
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1.Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
2.Second quarter 2023 Pre-Tax (Loss) and Margin, and (Loss) per Share, includes the net after-tax PARC donation charge of $92 million ($132 million pre-tax), or $0.58 per diluted share.
3.Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.
2024 Guidance Update
•Revenue: from a decline of 3% to 5% to a decline of 5% to 6% in constant currency 1
•Adjusted 1 Operating Margin: from at least 7.5% to at least 6.5%
•Free cash flow1: from at least $600 million to at least $550 million
2024 revenue guidance was lowered to reflect additional reductions in non-strategic revenue, including those associated with incremental Reinvention actions. Adjusted 1 operating income margin guidance was lowered primarily to reflect the reduction in revenue guidance, as well as higher-than-expected freight and product costs. Free cash flow 1 guidance was lowered to reflect lower revenue and adjusted 1 operating income margin guidance.
Guidance assumes growing Print demand and growth in Digital and IT Services in the second half of the year. The expected year-over-year decline in full-year revenue is attributable to the following: around 200 basis points of headwind from prior-year backlog reduction and 350 basis points from a reduction in certain non-strategic revenue, including lower sales of paper, financing income and Reinvention actions. Adjusted1 Operating Margin guidance implies full-year improvement of at least 90 basis points, primarily reflecting structural reductions in operating expense associated with our Reinvention.
The company maintains its three-year target of $300 million of incremental adjusted1 operating income above 2023 levels and a return to double-digit adjusted1 operating income margin by the end of 2026.
Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted1 Gross Profit and Margin, which exclude the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance and rentals.
•Adjusted1 EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted1 operating income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax income (loss) and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow1, which is operating cash flow less capital expenditures.
A reconciliation of the estimated three-year target for Adjusted1 Operating Income and Margin to the closest GAAP financial measures, Net Income (loss) and Pre-tax Margin, is not provided. GAAP measures for those periods are not available without unreasonable effort, in part because certain incremental costs related to the Reinvention, as well as Restructuring and related costs, net, Amortization of intangible assets, amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses, and other discrete, unusual or infrequent items, are not available at this time.
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1 Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com
Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com
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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per-share data)	2024	2023	2024	2023
Revenues
Sales	$611	$696	$1,134	$1,355
Services, maintenance and rentals	929	1,009	1,866	2,013
Financing	38	49	80	101
Total Revenues	1,578	1,754	3,080	3,469
Costs and Expenses
Cost of sales	387	452	727	877
Cost of services, maintenance and rentals	642	671	1,334	1,336
Cost of financing	29	34	56	70
Research, development and engineering expenses	50	57	99	121
Selling, administrative and general expenses	393	433	790	840
Restructuring and related costs, net	12	23	51	25
Amortization of intangible assets	10	10	20	21
Divestitures	(3)	—	51	—
PARC Donation	—	132	—	132
Other expenses, net	33	31	77	51
Total Costs and Expenses	1,553	1,843	3,205	3,473
Income (Loss) before Income Taxes(1)	25	(89)	(125)	(4)
Income tax expense (benefit)	7	(28)	(30)	(14)
Net Income (Loss)	18	(61)	(95)	10
Less: Preferred stock dividends, net	(3)	(3)	(7)	(7)
Net Income (Loss) attributable to Common Shareholders	$15	$(64)	$(102)	$3

Basic Earnings (Loss) per Share	$0.12	$(0.41)	$(0.83)	$0.02
Diluted Earnings (Loss) per Share	$0.11	$(0.41)	$(0.83)	$0.02
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(1) Referred to as “Pre-tax income (loss)” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2024	2023	2024	2023
Net Income (Loss)	$18	$(61)	$(95)	$10

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(20)	49	(52)	142
Unrealized losses, net	—	(5)	(1)	(1)
Changes in defined benefit plans, net	6	(27)	42	(41)
Other Comprehensive (Loss) Income, Net	(14)	17	(11)	100

Comprehensive Income (Loss), Net	$4	$(44)	$(106)	$110

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$485	$519
Accounts receivable (net of allowance of $66 and $64, respectively)	847	850
Billed portion of finance receivables (net of allowance of $4 and $4, respectively)	70	71
Finance receivables, net	713	842
Inventories	737	661
Other current assets	199	234
Total current assets	3,051	3,177
Finance receivables due after one year (net of allowance of $75 and $88, respectively)	1,277	1,597
Equipment on operating leases, net	253	265
Land, buildings and equipment, net	227	266
Intangible assets, net	155	177
Goodwill, net	2,719	2,747
Deferred tax assets	760	745
Other long-term assets	1,049	1,034
Total Assets	$9,491	$10,008
Liabilities and Equity
Short-term debt and current portion of long-term debt	$129	$567
Accounts payable	936	1,044
Accrued compensation and benefits costs	205	306
Accrued expenses and other current liabilities	776	862
Total current liabilities	2,046	2,779
Long-term debt	3,174	2,710
Pension and other benefit liabilities	1,180	1,216
Post-retirement medical benefits	164	171
Other long-term liabilities	338	360
Total Liabilities	6,902	7,236

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	124	123
Additional paid-in capital	1,114	1,114
Retained earnings	4,810	4,977
Accumulated other comprehensive loss	(3,687)	(3,676)
Xerox Holdings shareholders’ equity	2,361	2,538
Noncontrolling interests	4	10
Total Equity	2,365	2,548
Total Liabilities and Equity	$9,491	$10,008

Shares of Common Stock Issued and Outstanding	124,319	123,144

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2024	2023	2024	2023
Cash Flows from Operating Activities
Net Income (Loss)	$18	$(61)	$(95)	$10

Adjustments required to reconcile Net income (loss) to net cash provided by operating activities
Depreciation and amortization	59	62	118	126
Provisions	22	21	79	21
Net gain on sales of businesses and assets	(1)	(2)	(1)	(2)
Divestitures	(3)	—	51	—
PARC Donation	—	132	—	132
Stock-based compensation	17	14	29	28
Restructuring and asset impairment charges	3	13	34	14
Payments for restructurings	(31)	(8)	(47)	(14)
Non-service retirement-related costs	26	11	49	10
Contributions to retirement plans	(27)	(15)	(58)	(32)
Increase in accounts receivable and billed portion of finance receivables	(13)	(75)	(32)	(36)
(Increase) decrease in inventories	(15)	76	(148)	12
Increase in equipment on operating leases	(28)	(37)	(50)	(77)
Decrease in finance receivables	189	247	399	407
Decrease in other current and long-term assets	16	12	14	15
Decrease in accounts payable	(105)	(249)	(88)	(290)
(Decrease) increase in accrued compensation	(7)	9	(93)	(7)
Increase (decrease) in other current and long-term liabilities	25	(11)	(52)	(139)
Net change in income tax assets and liabilities	(20)	(35)	(64)	(17)
Net change in derivative assets and liabilities	—	9	6	22
Other operating, net	(2)	(18)	(7)	(10)
Net cash provided by operating activities	123	95	44	173
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(8)	(7)	(18)	(15)
Proceeds from sales of businesses and assets	15	2	19	3
Acquisitions, net of cash acquired	—	—	—	(7)
Other investing, net	(9)	—	(20)	(3)
Net cash used in investing activities	(2)	(5)	(19)	(22)
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(300)	(174)	35	(626)
Purchases of capped calls	—	—	(23)	—
Dividends	(34)	(43)	(71)	(88)
Payments to acquire treasury stock, including fees	—	—	(3)	—
Other financing, net	(2)	(3)	(13)	(11)
Net cash used in financing activities	(336)	(220)	(75)	(725)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6)	2	(16)	4
Decrease in cash, cash equivalents and restricted cash	(221)	(128)	(66)	(570)
Cash, cash equivalents and restricted cash at beginning of period	772	697	617	1,139
Cash, Cash Equivalents and Restricted Cash at End of Period	$551	$569	$551	$569

Second Quarter 2024 Overview
In the second quarter of 2024, Xerox progressed in the design, planning and implementation of structural changes that will drive the Company's multi-year Reinvention strategy. The intended benefits of the new operating model implemented in the first quarter 2024 are materializing in financial results. In second quarter 2024, adjusted1 operating income margin, cash flow and revenue trajectory all improved sequentially. These improvements, and ongoing enhancements to management processes, further our confidence that we have the right strategy in place to deliver our targeted $300 million of improvement in adjusted1 operating income by the end of 2026.
Equipment sales of $356 million in the second quarter 2024 declined 15.2% in actual currency, or 14.9% in constant currency1, as compared to the second quarter 2023. The prior year effect of backlog2 reduction and geographic simplification drove an approximate 14-percentage point year-over-year decline. Total equipment revenue declines outpaced equipment installation activity, due to unfavorable product mix. Revenue declined across all product groups, primarily due to the effects of backlog2 fluctuations in the current and prior year. Post-sale revenue of $1.2 billion declined 8.4% in actual currency, or 7.9% in constant currency1, as compared to second quarter 2023. The decline was primarily due to lower outsourcing and service revenue, reductions in non-strategic, lower margin IT endpoint device placements and paper sales, as well as the effects of geographic simplification. Excluding non-strategic effects, post sale revenue decreased mid-single digits.
Pre-tax income of $25 million for the second quarter 2024 increased by $114 million as compared to a pre-tax (loss) of $(89) million in the second quarter 2023, and was primarily driven by the net pre-tax charge of $132 million related to the donation of our Palo Alto Research Center (PARC), in the prior year period. The increase also reflects lower Selling, administrative and general expenses, due to actions taken to improve our cost structure, and lower Restructuring and related costs, net. These benefits were partially offset by lower revenues and associated gross profit. Adjusted1 operating income decreased $22 million as compared to second quarter 2023, due to lower equipment and post sale revenue, and associated gross profits. These impacts were partially offset by benefits from cost reduction actions associated with structural simplification efforts and lower bad debt expense.
Due primarily to incremental reductions in revenue associated with geographic simplification and the decision to exit the manufacturing of certain Production equipment, we are lowering our full-year revenue guidance from a decline of 3% to 5% in constant currency1 to a decline of 5% to 6% in constant currency1. Core business revenue in 2024 is expected to be roughly flat year-over-year in constant currency1, consistent with our prior outlook, reflecting growing demand for our products and services in the second half of the year.
As a result of lower expected revenues, and to a lesser extent rising freight and product costs, we are lowering adjusted1 operating income margin guidance from at least 7.5% to at least 6.5%.
Free cash flow1 is now expected to be at least $550 million in 2024 versus prior guidance of at least $600 million. The reduction in free cash flow1 is in-line with the after-tax reduction in adjusted1 operating income expectations.
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(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT service offerings.

Financial Review
Revenues

	Three Months Ended June 30,				% of Total Revenue
(in millions)	2024	2023	% Change	CC % Change	2024	2023
Equipment sales	$356	$420	(15.2)%	(14.9)%	23%	24%
Post sale revenue	1,222	1,334	(8.4)%	(7.9)%	77%	76%
Total Revenue	$1,578	$1,754	(10.0)%	(9.6)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income (Loss):
Sales	$611	$696	(12.2)%	(12.0)%
Less: Supplies, paper and other sales	(255)	(276)	(7.6)%	(7.7)%
Equipment Sales	$356	$420	(15.2)%	(14.9)%

Services, maintenance and rentals	$929	$1,009	(7.9)%	(7.3)%
Add: Supplies, paper and other sales	255	276	(7.6)%	(7.7)%
Add: Financing	38	49	(22.4)%	(21.2)%
Post Sale Revenue	$1,222	$1,334	(8.4)%	(7.9)%

Segments
Print and Other	$1,508	$1,674	(9.9)%		95%	95%
XFS	89	101	(11.9)%		6%	6%
Intersegment elimination (1)	(19)	(21)	(9.5)%		(1)%	(1)%
Total Revenue(2)	$1,578	$1,754	(10.0)%		100%	100%
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CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects revenue, primarily commissions and other payments made by the XFS segment, to the Print and Other segment for the lease of Xerox equipment placements.
(2)Refer to Appendix II, Reportable Segments, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
(in millions)	2024	2023	B/(W)
Gross Profit	$520	$597	$(77)
RD&E	50	57	7
SAG	393	433	40

Equipment Gross Margin	34.5%	35.2%	(0.7)	pts.
Post sale Gross Margin	32.5%	33.6%	(1.1)	pts.
Total Gross Margin	33.0%	34.0%	(1.0)	pts.
RD&E as a % of Revenue	3.2%	3.2%	—	pts.
SAG as a % of Revenue	24.9%	24.7%	(0.2)	pts.

Pre-tax Income (Loss)	$25	$(89)	$114
Pre-tax Income (Loss) Margin	1.6%	(5.1)%	6.7	pts.

Adjusted(1) Operating Income	$85	$107	$(22)
Adjusted(1) Operating Income Margin	5.4%	6.1%	(0.7)	pts.
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(1) Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2024	2023
Non-financing interest expense	$31	$12
Interest income	(4)	(4)
Non-service retirement-related costs	26	11
Currency losses, net	2	5
Transaction and related costs, net	(23)	—
Loss on early extinguishment of debt	—	3
All other expenses, net	1	4
Other expenses, net	$33	$31

Segment Review

	Three Months Ended June 30,
(in millions)	External Revenue	Intersegment Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit	Segment Margin(2)
2024
Print and Other	$1,489	$19	$1,508	94%	$81	5.4%
XFS	89	—	89	6%	4	4.5%
Total	$1,578	$19	$1,597	100%	$85	5.4%

2023
Print and Other	$1,653	$21	$1,674	94%	$107	6.5%
XFS	101	—	101	6%	—	—%
Total	$1,754	$21	$1,775	100%	$107	6.1%
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(1)Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external revenue only.

Print and Other
Print and Other includes the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.

Revenue

	Three Months Ended June 30,
(in millions)	2024	2023	% Change
Equipment sales	$351	$414	(15.2)%
Post sale revenue	1,138	1,239	(8.2)%
Intersegment revenue (1)	19	21	(9.5)%
Total Print and Other Revenue	$1,508	$1,674	(9.9)%
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(1)Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.

Detail by product group is shown below.

	Three Months Ended June 30,				% of Equipment Sales
(in millions)	2024	2023	% Change	CC % Change	2024	2023
Entry	$56	$63	(11.1)%	(11.4)%	16%	15%
Mid-range	235	270	(13.0)%	(12.7)%	66%	64%
High-end	60	82	(26.8)%	(26.6)%	17%	20%
Other	5	5	—%	—%	1%	1%
Equipment Sales (1),(2)	$356	$420	(15.2)%	(14.9)%	100%	100%

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CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments, for definitions.
(2)Includes equipment sales related to the XFS segment of $5 million and $6 million for the second quarter 2024 and 2023, respectively.

Xerox Financial Services
Xerox Financial Services (XFS), represents a global financing solutions business, primarily enabling the sale of our equipment and services.
Revenue

	Three Months Ended June 30,
(in millions)	2024	2023	% Change
Equipment sales	$5	$6	(16.7)%
Financing	38	49	(22.4)%
Other Post sale revenue (1)	46	46	—%
Total XFS Revenue	$89	$101	(11.9)%
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(1)Other Post sale revenue includes lease renewal and fee income as well as gains, commissions and servicing revenue associated with sold finance receivables.

Forward-Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the second quarter 2024 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (Adjusted EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain major or significant strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and other similar type professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends.
•Inventory-related impact - exit of certain production print manufacturing operations
•PARC donation
•Divestitures
•Loss on early extinguishment of debt
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) income and margin amounts. In addition to the costs and expenses noted above as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Adjusted Gross Profit and Margin
We calculate non-GAAP gross Profit and Margin by excluding the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance and rentals.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.

Adjusted Net Income and EPS reconciliation

	Three Months Ended June 30,
	2024		2023
(in millions, except per share amounts)	Net Income	Diluted EPS	Net (Loss) Income	Diluted EPS
Reported(1)	$18	$0.11	$(61)	$(0.41)
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	8		—
Restructuring and related costs, net	12		23
Amortization of intangible assets	10		10
Divestitures	(3)		—
PARC Donation	—		132
Non-service retirement-related costs	26		11
Transaction and related costs, net	(23)		—
Loss on early extinguishment of debt	—		3
Income tax on PARC donation(2)	—		(40)
Income tax on adjustments (excluding PARC donation)(2)	(7)		(6)
Adjusted	$41	$0.29	$72	$0.44

Dividends on preferred stock used in adjusted EPS calculation(3)		$3		$3
Weighted average shares for adjusted EPS(3)		126		158
Fully diluted shares at end of period(4)		126
_____________
(1)Net Income (Loss) and EPS.
(2)Refer to Adjusted Effective Tax Rate reconciliation.
(3)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(4)Common shares outstanding at June 30, 2024, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the second quarter 2024. Excludes shares associated with our Series A convertible preferred stock, which were anti-dilutive for the second quarter 2024 and 2023, respectively.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended June 30,
	2024			2023
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	$25	$7	28.0%	$(89)	$(28)	31.5%
PARC donation(2)	—	—		132	40
Non-GAAP adjustments(2)	30	7		47	6
Adjusted(3)	$55	$14	25.5%	$90	$18	20.0%
_____________
(1)Pre-tax income (loss) and income tax expense (benefit).
(2)Refer to Adjusted Net Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax Income (Loss) under ASC 740, which employs an annual effective tax rate method to the results.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended June 30,
	2024			2023
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$18	$1,578		$(61)	$1,754
Income tax expense (benefit)	7			(28)
Pre-tax income (loss)	$25	$1,578	1.6%	$(89)	$1,754	(5.1)%
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	8			—
Restructuring and related costs, net	12			23
Amortization of intangible assets	10			10
Divestitures	(3)			—
PARC Donation	—			132
Other expenses, net (2)	33			31
Adjusted	$85	$1,578	5.4%	$107	$1,754	6.1%
_____________
(1) Net Income (Loss).
(2) Includes non-service retirement-related costs.

Adjusted Gross Profit and Margin

	Three Months Ended June 30,
	2024		2023
(in millions)	Profit	Margin	Profit	Margin
Revenue(1)	$1,578		$1,754
Cost of revenue (1)	(1,058)		(1,157)
Gross Profit and Margin	520	33.0%	597	34.0%
Adjustment:
Inventory-related impact - exit of certain production print manufacturing operations	8		—
Adjusted	$528	33.5%	$597	34.0%
_____________
(1)Total Revenues and cost of revenue

Free Cash Flow reconciliation

	Three Months Ended June 30,
(in millions)	2024	2023
Reported(1)	$123	$95
Less: capital expenditures	8	7
Free Cash Flow	$115	$88
_____________
(1)Net cash provided by operating activities.

GUIDANCE
Adjusted Operating Income and Margin

	FY 2024
(in millions)	Profit	Revenue (CC)(2,3)	Margin
Estimated(1)	~ $(10)	~ $6,500	~ (0.2)%
Adjustments:
Restructuring and related costs, net	80
Amortization of intangible assets	40
Other expenses, net	315
Adjusted (4)	~ $425	~ $6,500	At least 6.5%
_____________
(1)Pre-tax income and Revenue.
(2)Full-year revenue is estimated to decline 5% to 6% in constant currency. Revenue of $6.5 billion reflects the midpoint of the guidance range.
(3)See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(4)Adjusted pre-tax income reflects the adjusted operating margin guidance of at least 6.5%.

Free Cash Flow

(in millions)	FY 2024
Operating Cash Flow (1)	At least $600
Less: capital expenditures	50
Free Cash Flow	At least $550
_____________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
Earnings (Loss) per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Basic Earnings (Loss) per Share:
Net Income (Loss)	$18	$(61)	$(95)	$10
Accrued dividends on preferred stock	(3)	(3)	(7)	(7)
Adjusted net income (loss) available to common shareholders	$15	$(64)	$(102)	$3
Weighted average common shares outstanding	124,230	157,009	124,062	156,817

Basic Earnings (Loss) per Share	$0.12	$(0.41)	$(0.83)	$0.02

Diluted Earnings (Loss) per Share:
Net Income (Loss)	$18	$(61)	$(95)	$10
Accrued dividends on preferred stock	(3)	(3)	(7)	(7)
Adjusted net income (loss) available to common shareholders	$15	$(64)	$(102)	$3
Weighted average common shares outstanding	124,230	157,009	124,062	156,817
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	1,325	—	—	1,078
Convertible preferred stock	—	—	—	—
Adjusted weighted average common shares outstanding	125,555	157,009	124,062	157,895

Diluted Earnings (Loss) per Share	$0.11	$(0.41)	$(0.83)	$0.02

The following securities were not included in the computation of diluted earnings (loss) per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:

Stock options	174	287	174	287
Restricted stock and performance shares	6,703	7,174	8,028	6,096
Convertible preferred stock	6,742	6,742	6,742	6,742
Convertible notes	19,196	—	19,196	—
Total Anti-Dilutive Securities	32,815	14,203	34,140	13,125

Dividends per Common Share	$0.25	$0.25	$0.50	$0.50

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. We have two reportable segments - Print and Other, and Xerox Financial Services (XFS) (formerly FITTLE). Our two reportable segments are determined based on the information reviewed by the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), together with the Company’s management to evaluate performance of the business and allocate resources.
Our Print and Other segment includes the sale of document systems, supplies and technical services and managed services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes Digital and IT services and software. The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers. Segment revenues also include commissions and other payments from our XFS segment for the exclusive right to provide lease financing for Xerox products. These revenues are reported as part of Intersegment Revenues, which are eliminated in consolidated revenues.
The XFS segment provides global leasing solutions and currently offers financing for direct channel customer purchases of Xerox equipment through bundled lease agreements and lease financing to end-user customers who purchase Xerox solutions through our indirect channels. Segment revenues primarily include financing income on sales-type leases (including month-to-month extensions) and leasing fees. Segment revenues also include gains/losses from the sale of finance receivables including commissions, fees on the sales of underlying equipment residuals, and servicing fees.